Exhibit 21
SUBSIDIARIES OF FREIGHTCAR AMERICA, INC.

Name of Subsidiary	Percent Ownership by Registrant
JAC Operations Inc.	100%

Johnstown America Corporation	100%

Freight Car Services, Inc.	100%

JAIX Leasing Company	100%

JAC Patent Company	100%

FreightCar Roanoke, Inc.	100%

FreightCar Rail Services, LLC	100%

FreightCar Short Line, Inc.	100%

Titagarh FreightCar Private Limited	51%

FreightCar Mauritius Ltd.	100%
All subsidiaries are Delaware corporations except Titagarh FreightCar Private Limited, which is incorporated in India, FreightCar Mauritius Ltd., which is incorporated in Mauritius, and FreightCar Rail Services, LLC., which is a Delaware limited liability company.